Exhibit 99.2
IDM Pharma Announces Departure of President
SAN DIEGO – January 6, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced that in connection with the completion of the sale of certain assets to Pharmexa A/S, its President and Chief Business Officer, Dr. Emile Loria, has left the Company to pursue other interests. Dr. Loria was previously President and Chief Executive Officer of Epimmune Inc. and had assumed the role of President and Chief Business Officer of IDM Pharma, Inc. following the business combination of Epimmune and IDM S.A. in August 2005. Dr. Loria has also resigned from IDM Pharma’s board of directors.
Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM said, “On behalf of the board of directors of IDM Pharma, we wish to express our thanks to Emile for his service to both Epimmune and IDM Pharma, and his instrumental role in last year’s business combination and asset transactions. We wish Emile success in his future endeavors.”
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM Pharma currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM Pharma has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, risks regarding whether IDM or any of its collaborators will be able to develop pharmaceutical products using IDM’s technologies, whether preclinical and early clinical development work together with efficacy data from the completed Phase III trial of Junovan will be considered adequate by regulatory authorities for a determination of marketing authorization, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for IDM’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of IDM will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of IDM’s future access to capital; the risk that IDM may not secure or maintain relationships with collaborators, and IDM’s dependence on intellectual property. These factors are more fully discussed in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. IDM expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500